Exhibit 99.1

Opiant Pharmaceuticals Reports First Quarter 2019 Financial Results and Provides Corporate Update

SANTA MONICA, Calif, May 9, 2019 – Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines for addictions and drug overdose, today reported financial results for the three months ended March 31, 2019, and provided a corporate update.

“We continue to advance our addiction and drug overdose-focused pipeline, and are committed to validating the data in peer-reviewed journals,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “Clinical pharmacokinetic (PK) data for OPNT003, nasal nalmefene, were published online in the Journal of Pharmacology and Experimental Therapeutics. These data further validate its potential as a rescue medication that is especially well-suited to treat an overdose of a synthetic opioid, such as fentanyl. We remain on track to conduct a pivotal PK study for OPNT003 this year. The goal of this study is to replicate the findings from the pilot PK study. Top-line data are expected later this year.”

“A second publication recently appeared online in The Journal of Clinical Pharmacology, supporting OPNT002, nasal naltrexone, as a potential treatment for Alcohol Use Disorder (AUD),” continued Dr. Crystal. “With a plasma half-life essentially identical to naloxone, OPNT002 is well-suited for “on-demand” dosing to treat AUD. The results and insights from this study formed the basis for our OPNT002 formulation selection study in AUD, which is expected to begin in the current quarter, followed by the enrollment of patients in a Phase 2 study later this year. We anticipate the completion of the Phase 2 trial in the second half of 2020.”

“We are very excited about our pipeline and the large market opportunities we are targeting. We truly believe that the drugs we are developing have the potential to impact thousands of lives and we look forward to continuing to advance each into the clinic. Importantly, our development plans are well-supported by our financial resources, with cash of approximately $23.8 million at March 31, 2019, and funding from the National Institutes of Health (NIH) and Biomedical Advanced Research and Development Authority (BARDA),” concluded Dr. Crystal.

Recent Corporate Highlights

•	Awarded second tranche of $3.0 million from the total grant of approximately $7.4 million from the NIH’s National Institute on Drug Abuse (NIDA) for the development of OPNT003, nasal nalmefene

•
Clinical PK data for OPNT003, nasal nalmefene, were published online in the Journal of Pharmacology and Experimental Therapeutics, and presented in April at the annual meeting of the American Society for Pharmacology and Experimental Therapeutics

•	Clinical PK data for OPNT002, nasal naltrexone, were published online in The Journal of Clinical Pharmacology

Financial Results for the First Quarter Ended March 31, 2019
For the three months ended March 31, 2019, Opiant recorded approximately $5.4 million in revenue, compared to approximately $1.7 million during the corresponding period of 2018. For the three months ended March 31, 2019, Opiant recognized approximately $3.7 million of

Exhibit 99.1

revenue from the license agreement (the “Adapt License”) between it and Adapt Pharma Operations Limited, a subsidiary of Emergent BioSolutions Inc. (“EBS”) for the sale of NARCAN® Nasal Spray, compared to approximately $1.6 million in the comparable period of 2018. The $2.1 million increase in royalty revenue was attributable to a significant increase in sales of NARCAN® Nasal Spray to approximately $65.5 million for the first quarter of 2019, as reported by EBS.

General and administrative expenses for the three months ended March 31, 2019, were approximately $3.7 million, compared to approximately $3.0 million in the comparable period of 2018. The increase was primarily due to a $0.3 million increase in royalty expense and a $0.4 million increase in legal and professional expenses.

Research and development expenses for the three months ended March 31, 2019, were approximately $3.6 million, compared to approximately $2.4 million in the comparable period of 2018. The increase was primarily attributable to a $1.1 million increase in third-party expenses associated with Opiant’s research and development programs.

Opiant did not record any license fees for the three months ended March 31, 2019.

Net loss for the three months ended March 31, 2019, was approximately $1.7 million, or a loss of ($0.44) per basic and diluted share, compared to a net loss of approximately $9.3 million, or ($3.68) per basic and diluted share, for the comparable period of 2018.

As of March 31, 2019, Opiant had cash and cash equivalents of $23.8 million, compared to approximately $24.6 million at December 31, 2018. The cash balance at March 31, 2019, does not include the full impact of the NIDA grant of approximately $7.4 million or the BARDA contract of approximately $4.6 million.  Opiant continues to project a cash balance of approximately $17 million to $20 million at the end of 2019.  This anticipated range does not include the potential one-time milestone payment of $13.5 million due to Opiant from EBS should Net Sales of NARCAN® exceed $200 million in the 2019 calendar year. Pursuant to the Adapt License, as amended by Amendment No. 2 on March 18, 2019, in the event that this milestone is achieved, EBS may reduce the amount payable to Opiant by the remaining $2.7 million of the maximum $8.1 million license fees payable.

Conference Call Details
Thursday, May 9th @ 4:30pm Eastern Time/1:30pm Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13689678
Webcast:            http://public.viavid.com/index.php?id=134030

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing medicines for addictions and drug overdose. NIDA, a division of the NIH, describes addictive disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. Opiant's first drug overdose product, NARCAN® Nasal Spray, is approved for marketing

Exhibit 99.1

in the U.S. and Canada by its licensee, Adapt Pharmaceuticals, now owned by Emergent BioSolutions Inc. For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 21, 2019, including under the caption titled "Risk Factors." These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:

For Investor Relations:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746

For Media Inquiries:
Peter Duckler, W2O
pduckler@w2ogroup.com
(773) 343-3069

Exhibit 99.1

Opiant Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

Exhibit 99.1

Opiant Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share data)